Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Fourth Quarter and Full Year 2012 Results

- Grows full year revenue to $59.7 million; up 10% compared to 2011 -

- Achieves record gross margin of 26% for the year -

- Posts record annual net income of $4.3 million and EPS of $0.16 -

- Records sixth consecutive quarter of profitability -

SAN DIEGO, CA – February 28, 2013 – Axesstel (OTCQB: AXST), a leading provider of wireless voice, broadband access and connected home solutions to the worldwide telecommunications market, reported results for its fourth quarter and year ended December 31, 2012.

For the year ended December 31, 2012, Axesstel reported revenue of $59.7 million and net income of $4.3 million, or $0.16 per diluted share. This compares to revenue of $54.1 million and net income of $1.1 million, or $0.05 per diluted share, for 2011.

Clark Hickock, CEO of Axesstel, stated, “Today we reported the most profitable year in the company’s history. Overall, 2012 was our most successful year ever as we posted records for several key financial metrics: gross margins of 26%, operating income of $4.7 million, net income of $4.3 million and EPS of $0.16. We achieved our operating goals for the year by reporting annual revenue growth of 10% and achieving consistent quarterly profitability as we recorded our sixth consecutive profitable quarter.”

Axesstel reported revenue of $15.8 million for the fourth quarter of 2012. Net income for the period was $824,000, or $0.03 per diluted share. This compares to revenue of $16.9 million and net income of $1.0 million, or $0.04 per diluted share, for the same period in the prior year.

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Hickock commented, “Contributing to the fourth quarter results were sales from our existing Rev. B Wi-Fi gateway in Europe, which delivered $7.9 million in revenue and continues to be our number one selling product globally. Sales of our wire-line replacement terminal to Sprint contributed $2.1 million in revenue and sales of our first new wireless security alert notification systems to two different customers in Africa totaled $3.5 million in revenue.”

The company completed two transactions that bolstered its balance sheet in 2012 and lowered its cost of borrowing. In September, it entered into an agreement with Wistron Neweb Corporation (WNC) to restructure an $8.2 million past due account payable by paying $458,000 in cash and issuing a $7.7 million non-interest bearing note to WNC. The issuance of the note had a $5.1 million positive impact on working capital at December 31, 2012, as that amount was reclassified from a current to long term liability. Also in September, the company entered into a one year $7.0 million credit facility with Silicon Valley Bank. The new facility reduced the company’s cost of borrowing to 6% to 7% at current market rates, compared to 16% to 24% under its prior facility.

Hickock continued, “Our 2012 results represent the successful execution of our strategy to launch competitively-priced products, aggressively reduce operating costs, and shift our customer focus to servicing major carriers in specific markets. We have achieved a significant turnaround and put the company on the right footing for success in 2013 and beyond.”

“We are very excited about 2013 with the launch of our new dual-mode gateway designed for the European market, which supports both GSM and CDMA technologies in one device, and the upcoming release of the next generation of our wire-line replacement terminals for the North American market.”

“We also plan to release a series of five Axesstel Home Alert security alert systems in key strategic global markets. The initial product, which was launched in late 2012, provides basic wireless alert functions and is being marketed to the Middle East, Africa and Latin America. The second product provides similar functionality and is planned for release in the United States. The third product integrates the alert system with our wire-line replacement terminal and incorporates “connected-home” applications and will be targeted toward customers in the United States. The fourth and fifth products combine security alert, voice, and high speed data capabilities with a wide array of connected-home applications and are targeted for sale in the US, Europe and Latin America. “

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“In summary, we made significant progress in 2012 but we believe the best is yet to come. We will focus on broadening our product, geographic and customer platforms to continue our success in 2013,” Hickock concluded.

Financial Results

For the year ended December 31, 2012, the company reported revenue of $59.7 million, compared to $54.1 million for 2011. Gross margin was $15.3 million for 2012, or 26 percent of revenue, compared to $12.9 million, or 24 percent of revenue, for 2011. Operating expenses were $10.6 million for 2012, compared to $10.3 million for 2011. Net income for the year ended December 31, 2012, was $4.3 million, or $0.16 per diluted share, compared to a net income of $1.1 million, or $0.05 per diluted share, in 2011. Net income was benefited by a one-time gain of $618,000, associated with a one-time note payable discount of $791,000 that was partially offset by $173,000 of imputed interest amortization on the non-interest bearing promissory note issued to WNC.

Revenues for the fourth quarter of 2012 were $15.8 million, compared to $16.9 million in the fourth quarter of 2011. Gross margin was $4.0 million, or 25 percent of revenue, for the fourth quarter compared to gross margin of $4.3 million, or 26 percent of revenue, in the same period last year. Fourth quarter 2012 operating expenses were $3.1 million and included a $300,000 provision for bad debt expense. This compares to operating expenses of $2.9 million in the fourth quarter of 2011. Net income for the fourth quarter was $824,000, or $0.03 per diluted share, compared to fourth quarter 2011 net income of $1.0 million, or $0.04 per diluted share.

At December 31, 2012 cash and cash equivalents were $1.9 million, compared to $850,000 at December 31, 2011. Working capital was a deficit of $2.2 million at year end, compared to working capital deficit of $11.8 million at December 31, 2011.

The company continues to fund its operating requirements through cash flows from operations and bank financings. Axesstel ended the year with $3.5 million in bank financings including $1.9 million under the company’s account receivable financing facility and $1.6 million under a term loan with a commercial bank in China and the $6.9 million note payable to WNC, net of discount, with a current portion of $1.8 million and a long-term portion of $5.1 million.

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Recent Highlights

•	Shipped the first product in a new line of Axesstel Home Alert wireless security alert systems to two new customers in Africa.

•	Became a partner on Deutsche Telekom’s M2M Marketplace, a global online network dedicated to promoting adoption of M2M products and solutions in the booming M2M market.

•	Launched its new SP100 Android smartphone.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) today, February 28th, to discuss its 2012 and fourth quarter results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

This call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may participate in the call by dialing 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 92716082. Participants are encouraged to dial in 10 minutes prior to the call to prevent a delay in joining. If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 2:00 p.m. ET today through Monday, March 4th at 11:59 p.m. ET. To access the replay, please dial 1-855-859-2056. International callers should dial 00-1-404-537-3406. The password will be 92716082.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of wireless voice, broadband access and connected home solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes phones, wire-line replacement terminals, security alert systems, and 3G and 4G broadband gateway devices. These products are used for voice calling, high-speed data access, and connected home management services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2013 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those

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suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the year ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues	$15,765,017	$16,888,962	$59,656,439	$54,127,742
Cost of goods sold	11,796,046	12,551,339	44,355,502	41,201,806

Gross margin	3,968,971	4,337,623	15,300,937	12,925,936

Operating expenses
Research and development	632,980	769,657	2,410,377	2,287,898
Sales and marketing	926,461	821,468	3,191,866	3,630,570
General and administrative	1,496,009	1,317,983	4,972,119	4,382,548

Total operating expenses	3,055,450	2,909,108	10,574,362	10,301,016

Operating income	913,521	1,428,515	4,726,575	2,624,920

Interest expense, net	(204,782)	(345,141)	(1,134,661)	(1,460,930)
Other income	–	–	791,000	–

Income before income tax provision	708,739	1,083,374	4,382,914	1,163,990
Income tax provision	(115,387)	64,105	68,613	64,105

Net income	$824,126	$1,019,269	$4,314,301	$1,099,885

Earnings per share:
Basic	$0.03	$0.04	$0.18	$0.05

Diluted	$0.03	$0.04	$0.16	$0.05

Weighted average shares outstanding:
Basic	24,145,355	23,741,607	23,982,673	23,698,013
Diluted	27,125,294	24,732,951	26,611,494	23,698,013

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS
	December 31, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$1,875,487	$849,510
Accounts receivable, net	15,198,752	8,900,508
Inventories, net	330,000	534,000
Supplier advances	1,738	843,076
Prepayments and other current assets	458,988	197,688

Total current assets	17,864,965	11,324,782

Property and equipment, net	225,021	61,578

Other assets:
Licenses, net	53,124	90,000
Other, net	20,952	20,952

Total other assets	74,076	110,952

Total assets	$18,164,062	$11,497,312

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,203,148	$12,466,142
Note payable – current, net of discount	1,850,000	–
Bank financings	3,477,007	6,100,435
Accrued commissions	633,000	474,455
Accrued royalties	1,389,000	1,424,000
Accrued warranties	350,000	636,000
Other accrued expenses and current liabilities	2,127,013	2,027,482

Total current liabilities	20,029,168	23,128,514

Long-term liabilities:
Note payable – long term, net of discount	5,096,000	–

Stockholders’ deficit	(6,961,106)	(11,631,202)

Total liabilities and stockholders’ deficit	$18,164,062	$11,497,312

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